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                                                                    EXHIBIT 99.1

SALES TRENDS:

Sales comparisons are presented to help investors understand the general tone of Cooper's business. These include the impacts of acquisitions, divestitures, currency movements, etc. and are not necessarily indicative of business trends.

Specific questions regarding sales trends should be directed to Richard Bajenski, Vice President, Investor Relations, bajenski@cooperindustries.com,
(713) 209-8610.

Sales for the three months ending on the date shown, compared to the same period in the prior year:

                        06/30/00         07/31/00      08/31/00       09/30/00      10/31/00      11/30/00
                        --------         --------      --------       --------      --------      --------
Cooper Industries          22%            20-25%        20-25%           17%         15-20%        10-15%
Electrical Products        28%            30-35%        25-30%           22%         20-25%        15-20%
Tools & Hardware            0%            (0-5%)        (0-5%)           (4%)        (0-5%)        (0-5%)

OBSERVATIONS ON RECENT SALES TRENDS, FOR THE THREE MONTHS ENDING
NOVEMBER 30, 2000.

Cooper Industries
-----------------
Sales for the three months ending November 30, 2000 grew 10% - 15%, compared with last year.

o   Pace of growth slowing in several business areas.

o   Acquisitions continue as a major contributor to revenue growth.

Electrical Products
-------------------
Sales for the three months ending November 30, 2000 grew 15% - 20%, compared with last year.

o Cooper Bussmann sales of electronic products to fast growing telecommunications applications continue to increase at a high rate.

o Continued increases at Cooper Lighting are primarily the result of recent acquisitions.

o Cooper Power Systems continues to experience slowing construction-related distribution transformer demand, offsetting rising sales of power management products.

o Energy sector project demand for the Company's electrical construction materials remains weak.

o   Acquisitions provided an increase for Cooper Menvier.

o Recent acquisitions - the most significant of which were B-Line Systems (mechanical supports and electronics enclosures) and Eagle Electric (wiring devices) - contributed to the majority of the sales increase for the segment.

o   Currency translation effects remain modestly negative.


Tools & Hardware
----------------
Sales for the three months ending November 30, 2000 declined 0% - 5%, compared with last year.

o   Improved demand in North America led to increased hand tool sales.

o Power tool sales continue to reflect a lighter shipping schedule for assembly equipment, worldwide.

o   Currency translation effects reduced reported sales trends.
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NOTE: Includes impacts of acquisitions and divestitures.

Sales trends are forward-looking statements as defined by The Private Securities Litigation Reform Act. Such statements are subject to many uncertainties and risks in the company's operations and business environment. These uncertainties and risks, which are discussed further in the company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (SEC), may cause the actual results of the company to be materially different from any future results expressed or implied by such forward-looking statements.